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                                                                      EXHIBIT 99


                                  PRESS RELEASE

FOR IMMEDIATE RELEASE                          CONTACT: JOHN W. ENNEST
                                                        Vice Chairman,
                                                        Chief Financial Officer
                                                        and Treasurer
                                                        (810) 257-2557
                                                        THOMAS W. GALLAGHER
                                                        Senior Vice President,
                                                        General Counsel and
                                                        Secretary
                                                        (810) 766-7788
                                               TRADED:  Nasdaq
                                               SYMBOL:  CBCF
MAY 24, 2000

                      CITIZENS BANKING CORPORATION APPROVES
                       STOCK REPURCHASE PROGRAM AND ADOPTS
                         RENEWED SHAREHOLDER RIGHTS PLAN

FLINT, MICHIGAN -- The Board of Directors of Citizens Banking Corporation (Nasdaq: CBCF) yesterday took measures to protect shareholder value by approving a stock repurchase program and by adopting a renewed Shareholder Rights Plan.

The stock repurchase program approved by the Board of Directors provides for the repurchase of up to 3,000,000 shares of Citizens Banking Corporation common stock on the open market. At present, there are 47,661,639 shares issued and outstanding. Robert J. Vitito, Citizens' Chairman, President and Chief Executive Officer stated that "given our stock's current price, as well as the strength and earnings potential for Citizens, we believe that our stock is undervalued and a buy-back program is an appropriate financial strategy at this time."


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In adopting the renewed Shareholder Rights Plan, the Board declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of its common stock. The Rights will be exercisable only if a person or group acquires 15% or more of Citizens common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Each Right will entitle shareholders to buy one one-thousandth of a share of a new series of preferred stock at an exercise price of $65. The Rights are intended to enable all Citizens shareholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

"The Preferred Share Purchase Rights are designed to assure that all of our shareholders are treated fairly in the event of a takeover of the Company and to guard against abusive tactics to gain control of the Company without paying all of our shareholders a reasonable premium," said Mr. Vitito. "The Rights replace the expiring preferred stock purchase rights and are not being adopted in response to any specific takeover threat."

If a person or group acquires 15% or more of Citizens' outstanding common stock, each Right will entitle its holder (other than the acquiring person or group) to purchase, at the Right's then-current exercise price, a number of Citizens common shares having a market value of twice such price. In addition, if the Company is acquired in a merger or other business combination transaction after a person has acquired 15% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. The acquiring person or group will not be entitled to exercise these Rights.

Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock, the Rights are redeemable for one-tenth of a cent per right at the option of the Board of Directors.

The dividend distribution will be made on or about July 21, 2000, payable to shareholders of record on June 12, 2000, and is not taxable to shareholders. The Preferred Share Purchase Rights will expire on May 23, 2010.

Citizens Banking Corporation is a diversified financial services company providing a full range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens operates 204 branch, private banking, and financial center locations throughout Michigan, Wisconsin, Iowa, Minnesota and in suburban Chicago, Illinois.

Discussions in this release that are not statements of historical fact (including statements in the future tense or those which include terms such as "believe", "expect", and "anticipate") are forward-looking statements that involve risks and uncertainties, and the Corporation's actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, the Corporation's future lending and collections experience, the inability to complete announced acquisition transactions, the effects of acquisitions and the ability to integrate acquired operations, market acceptance of the Corporation's products and services,


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competition from other institutions, changes in the banking industry and its regulation, needs for technological change, and other factors, including those which are discussed in the Corporation's filings with the Securities and Exchange Commission.

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